Exhibit 99.1

WALKER INNOVATION ANNOUNCES SECOND QUARTER 2016 RESULTS

Records Non-cash Unrealized Gain of Approximately $6.5 Million in Connection with Upside Warrant

Secures $1.5 Million Liquidity Facility from Controlling Shareholder

Stamford, CT – August 8, 2016 – Walker Innovation Inc. (OTCQB: WLKR) (“Walker Innovation” or the “Company”), an innovation services firm that helps companies improve their internal product and business development efforts and also owns a portfolio of its own intellectual property, today announced second quarter 2016 results.

Second Quarter 2016 Highlights and Subsequent Events

•	The Company recorded a non-cash, unrealized gain of approximately $6.5 million in connection with ownership of its warrant to acquire shares of The Upside Commerce Group, LLC (“Upside”), a new business travel service founded by Jay Walker.
•	The Company reported net income for the second quarter of 2016 of $4.4 million, or $0.12 per share on a diluted basis, compared to a net loss of $3.4 million, or a diluted loss per share of $0.16, in the prior-year period.
•	As of June 30, 2016, Walker Innovation had $5.2 million in cash, compared to $5.9 million at December 31, 2015, and no outstanding debt on its consolidated balance sheet.
•	On July 19, 2016, the Company entered into a Liquidity Facility whereby it can borrow up to $1.5 million from Walker Digital, LLC (“Walker Digital”), pursuant to certain conditions.

“With our ongoing emphasis on cash management, we further reduced our operating expenses and kept our overall net cash outlay to a minimum in the quarter,” said Jonathan Ellenthal, Chief Executive Officer of Walker Innovation Inc. “The Liquidity Facility with Walker Digital gives us increased financial flexibility as we pursue our custom innovation business, targeted patent litigation and licensing efforts, continued support of Upside, and other strategic initiatives that fit within our innovation framework, including the potential acquisition of one or more operating businesses where we believe our unique skills and experienced management team can accelerate growth and profitability.”

“During the quarter, we recorded an unrealized gain on our Upside investment due to a financing transaction involving a third part equity investment in Upside,” added Mr. Ellenthal. “As a reminder Walker Innovation owns a warrant for approximately 16% of Upside’s equity on a fully diluted basis. Although the gain is non-cash, we are optimistic about what the financing implies for the value of our asset.”

Second Quarter 2016 Results

For the second quarter ended June 30, 2016, Walker Innovation reported total revenue of $0.4 million generated primarily from custom innovation revenue versus total revenue of $0.2 million in the prior-year period, which was generated primarily from licensing fees and subscription revenue.

Management expects that the timing and results of patent filings and the Company’s enforcement proceedings relating to its intellectual property rights will fluctuate from period to period.

Total operating expenses for the second quarter 2016 were approximately $2.4 million versus $3.2 million in the prior-year period, primarily due to reduced overhead by eliminating positions and streamlining processes to conserve cash across the Company’s business and partially offset by an accrual for legal expenses of $1.0 million.

For the second quarter ended June 30, 2016, the Company recorded a non-cash, unrealized gain of approximately $6.5 million in connection with its Upside warrant, as well as other income of $0.2 million that it received from Upside in connection with services provided. The Company accounts for the Upside warrant using the fair value option, and therefore recorded the non-cash unrealized gain as a change in fair value in its Condensed Consolidated Statement of Operations.

Exhibit 99.1

Net income for the second quarter of 2016 was $4.4 million compared to a net loss of $3.4 million in the prior-year period. Basic net income per common share for the second quarter of 2016 was $0.21 and diluted net income per common share was $0.12, compared to basic and diluted net loss per common share of $0.16 in the prior-year period.

Liquidity and Capital Resources

As of June 30, 2016, Walker Innovation had $5.2 million in cash and no outstanding debt on its consolidated balance sheet. In addition, it has the ability to borrow $1.5 million from its controlling shareholder, Walker Digital, of which $200,000 per month is available, subject to the aggregate limit, should Walker Innovation’s cash levels decrease below $2 million. Currently, the Company has not borrowed on the financing.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” that reflect the Company’s current expectations and projections about its future results, performance, prospects and opportunities. When used, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to Walker Innovation, are intended to identify forward-looking statements. Such forward-looking statements include, in particular, projections about the Company’s future results, statements about its plans, strategies, business prospects, changes and trends in its business and the markets in which it operates.

Additionally, statements concerning future matters such as revenue levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements. Management cautions that these forward-looking statements relate to future events or the Company’s future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of its business or its industry to be materially different from those expressed or implied by any forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed under the section entitled “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K and in any Risk Factors or cautionary statements contained in its Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Readers should carefully review this information as well as other risks and uncertainties described in other filings the Company makes with the Securities and Exchange Commission, or the SEC. The Company does not undertake any obligation to publicly update these forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

About Walker Innovation Inc.

Walker Innovation (OTCQB: WLKR) is an innovation services firm that helps companies improve their internal product and business development efforts. The Company also owns and seeks to commercialize, license and enforce the unique portfolio of intellectual property developed by inventor and entrepreneur Jay Walker, who serves as the Company’s Executive Chairman. Mr. Walker is best known as the founder of Priceline.com and has twice been named by TIME magazine as “one of the top 50 business leaders of the digital age.” Mr. Walker currently ranks as the world’s 10th most patented living individual, based on U.S. patent issuances according to Wikipedia.  Additional information regarding the company can be found at www.walkerinnovation.com

Investor Contact for Walker Innovation Inc.:
Don Duffy/Garrett Edson, ICR
(203) 682-8200

Media Contact:
Michael Fox, ICR
(203) 682-8218

Exhibit 99.1

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Licensing fees	$1	$191	$502	$197
Custom innovation – related party	436	--	1,103	--
Subscription revenue	--	16	75	22
Total revenues	437	207	1,680	219
Cost of Revenue:
Legal and consulting contingency fees	--	71	--	71
Cost of subscription revenue	--	338	199	712
Cost of custom innovation	395	--	984	--
Total cost of revenue	395	409	1,183	783
Net revenue	42	(202)	497	(564)
Operating expenses:
Other legal and consulting fees	1,002	596	1,167	1,391
Patent prosecution and maintenance fees	32	144	84	360
Compensation and benefits	876	1,476	2,112	3,113
Professional fees	270	482	528	1,002
General and administrative	184	486	413	953
Restructuring charge	--	--	575	--
Total operating expenses	2,364	3,184	4,879	6,819
Operating net loss	(2,322)	(3,386)	(4,382)	(7,383)
Other income:
Unrealized gain on investment	6,536	--	6,536	--
Other income	204	--	441	--
Interest income	2	4	4	10
Net income (loss)	$4,420	$(3,382)	$2,599	$(7,373)
Net income (loss) per common share:
Basic	$0.21	$(0.16)	$0.13	$(0.36)
Diluted	$0.12	$(0.16)	$0.07	$(0.36)
Weighted average common shares outstanding:
Basic	20,742	20,742	20,742	20,742
Diluted	35,769	20,742	35,769	20,742

Exhibit 99.1

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share and per share amounts)

	June 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current Assets:
Cash	$5,166	$5,858
Short-term investment	50	50
Accounts receivable, net	5	839
Other receivable	17	19
Prepaid and other current assets	326	634
Total current assets	5,564	7,400

Property and equipment, net	13	256

Other Assets:
Investment in related party, at fair value	7,207	672
Investment, at cost	250	250

TOTAL ASSETS	$13,034	$8,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$332	$423
Accrued expenses	1,384	504
Deferred software costs	--	63
Deferred revenue	336	346
Billings in excess of cost, due from related parties	1,208	1,061
Total current liabilities	3,260	2,397

Deferred revenue – long term portion	146	310

TOTAL LIABILITIES	3,406	2,707

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 15,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2016 and December 31, 2015	--	--
Series B Convertible Preferred stock, $0.001 par value, 14,999,000 shares designated, issued and outstanding as of June 30, 2016 and December 31, 2015	15	15
Common stock, $0.001 par value, 100,000,000 shares authorized; 21,134,744 shares issued and 20,741,572 outstanding as of June 30, 2016 and December 31, 2015	21	21
Treasury stock, 393,172 shares, at cost at June 30, 2016 and December 31, 2015	(840)	(840)
Additional paid-in capital	46,294	45,136
Accumulated deficit	(35,862)	(38,461)
TOTAL STOCKHOLDERS’ EQUITY	9,628	5,871

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,034	$8,578